Exhibit 99.2

ANNUAL LETTER TO SHAREHOLDERS OF KINGSWAY FINANCIAL SERVICES INC.

May 1, 2024

Dear Fellow Shareholder,

2023 was a year of significant accomplishments in executing our strategic plan. We delivered financial results largely in-line with our expectations given current market conditions, and we completed two acquisitions of wonderful operating businesses in our KSX segment. We simultaneously streamlined our capital structure through significant deleveraging, the conversion of our outstanding convertible preferred securities, and the exercise of our outstanding warrants. Below we reiterate our longstanding business philosophies and principles, which you can think of as an “owners’ manual,” but first share our business updates and results, which we think demonstrate great progress.

I.	BUSINESS UPDATE AND RESULTS

Kingsway has undergone a transformation roughly five years in the making. As I write this, we are a dramatically different company than when present management embarked on this journey. Today, we can best be described as a lean, decentralized, tax-advantaged holding company with nine high quality operating businesses housed in two operating segments – Extended Warranty and our Kingsway Search Xcelerator (“KSX”). We have modest leverage, adequate resources and a great platform to execute our organic and acquisition growth strategies. We are energized by the opportunities in front of us.

2023 year in review

Our thoughtful approach to capital allocation is the centerpiece of our strategy at Kingsway. Over the past several years, we have worked diligently to monetize non-strategic lower-yielding passive investments and to redeploy that capital towards (a) acquiring a growing portfolio of high-return, cash flow generating operating companies; (b) paying down debt; and (c) repurchasing our common stock and warrants when highly accretive opportunities arose. We made meaningful progress on all three fronts last year. I will highlight a handful of accomplishments in chronological order.

In March 2023 we retired $96.7 million in principal and deferred interest of our trust preferred securities (“TruPs”) at a cost of 60.8 cents on the dollar. This was a nice transaction and leaves us with only a small stub (fair value $13.6 million as of 12/31/23) of remaining variable interest rate debt at the holding company level.

Annual Letter to Shareholders of Kingsway Financial Services Inc.

In September, we formed Vertical Market Solutions, LLC (“VMS”) and acquired vertical market software company Systems Products International, Inc. (“SPI”). This acquisition was the fourth acquisition completed under the Kingsway Search Xcelerator Program. Operator-in-Residence (“OIR”) Drew Richard transitioned into the day-to-day operating role as CEO of SPI following the transaction. While smaller than our typical acquisition, we are excited about SPI, its history and prospects as our first acquisition under VMS.

In October we acquired Digital Diagnostics Imaging, Inc. ("DDI"), a provider of fully managed outsourced cardiac monitoring telemetry services. OIR Peter Dausman transitioned into the CEO role for DDI following the transaction.

Both SPI and DDI fit our criteria: a high-quality business with recurring revenue, strong margins, and low capital demands, in a fast-growing industry. And, in the past year we brought onboard four new OIR’s that will find our next great acquisition opportunities.

Finally, we reduced operating company debt by $9.1 million through scheduled and excess principal payments. We were also able to repurchase 423,000 shares of our common stock and 1.09 million warrants under our securities repurchase plan.

Summary of 2023 consolidated operating performance

Our businesses had solid performance in 2023. Total revenue increased 11% to $103.2 million, consolidated net income increased 59% to $24 million but consolidated adjusted EBITDA decreased by 18% to $9.1 million. Operating income for our operating segments decreased 9% to $12.2 million and adjusted EBITDA for our operating segments decreased -2.5% to $14.1 million.

For a detailed reconciliation of net income and operating income to adjusted EBITDA, refer to Appendix I.

During the year, we reduced segment level non-recourse debt by $9.1 million. Extended Warranty paid down $5.7 million of non-recourse acquisition financing-related bank debt, while KSX paid down $3.4 million of debt but borrowed $5.6 million in support of the acquisition of DDI.

2023 Segment Results

Kingsway Search Xcelerator Segment

The KSX segment performed very well during the year. The Search Xcelerator is our platform to utilize the “Search Fund” model to acquire great businesses. The program is designed to partner with talented, early-in-career managers (Operator-in-Residence, or “OIR”) that will source, acquire, and manage their own businesses within Kingsway. We provide these entrepreneurs with a relatively modest salary but a large opportunity to participate in the value they create in their acquired companies.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

At our Investor Day last year, we presented our plan to ‘bend the curve’ at KSX. By that, we meant to alter the conditions in order to improve the probability of success for our OIR entrepreneurs relative to traditional search funds. Throughout the year, armed with this objective, we invested considerable time and resources to build the KSX engine. We have in place a set of processes and tools to a) identify the most qualified entrepreneurs to the program; b) identify attractive industry niches for future acquisitions; c) execute effective proprietary and intermediary outreach to business owners/sellers; d) underwrite and diligence acquisition targets; e) negotiate, finance and close acquisitions; and f) effectively operate and grow our acquired companies. By creating quality processes, we have gained efficiencies and reinforced consistent standards that enhance our ability to scale our acquisition program without compromising quality or performance.

During the year, we welcomed Tyler Gordy (former CEO of PWSC) to the KSX Advisory Board, joining Tom Joyce and Will Thorndike. As a successful entrepreneur/operator under the Kingsway umbrella, Tyler has great insights and relevant experiences to share with our young CEO’s. Tom, Will and Tyler have been incredibly generous with their time, insights, advice and coaching for our operators and searchers. They have and will continue to add tremendous value as we build and improve the Search Xcelerator platform.

We added four new entrepreneurs to the platform during the year. Peter Hearne, Davide Zanchi and Miles Mamon joined as our newest cohort of OIR’s and Charlie Joyce joined as VP of Business Development to help refine and build our aforementioned acquisition sourcing engine. Subsequent to year-end, Paul Vidal joined us as our next OIR. We have detailed the backgrounds and experience of these entrepreneurs in our prior investor communications. Suffice it to say that each of them possess the “5 H’s” that we believe will ensure their success as future leaders in the businesses they acquire. To reiterate these attributes:

●	Honesty – Integrity, transparency, and accountability for results
●	Humility – Self-awareness, authenticity and the willingness to seek and take advice
●	Hunger – Self-motivated with the ‘will to win’
●	Hustle – Grit, perseverance, and resilience
●	Horsepower – Mental acuity, learnability and decisiveness

Ravix Financial Inc. (“Ravix”) and CSuite Financial Partners (“CSuite”)

Ravix is captained by Timi Okah, our inaugural Operator-in-Residence. Timi led the acquisition of Ravix in late 2021 after roughly 15 months of searching for a business to acquire. Upon acquisition, Timi stepped into the leadership position at Ravix while helping its founder transition into retirement. In 2023, Timi continued his success at Ravix where slightly lower revenues were more than offset by higher operating margins. Timi continued to build his team at the Company and is focused on business development efforts to drive organic growth. Since acquisition, Ravix has performed very well and ahead of our original underwriting thesis.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

In late 2022, Timi led the acquisition of CSuite Financial Partners as a tuck-in acquisition that he oversees alongside Ravix. Timi stepped into the leadership position at CSuite while transitioning its founder into retirement. CSuite was negatively impacted by a tough M&A environment in 2023 and saw its revenues and profits contract meaningfully as a result. The team has bolstered its pipeline and  is advancing new business opportunities to reignite growth. While it is early in the year, we have begun to see the M&A environment thaw a bit and both Ravix and CSuite have added business development talent to accelerate revenue growth.

Secure Nursing Service Inc. (“SNS”)

Also late in 2022, after roughly 17 months of searching, our second OIR, Charles Mokuolu, led the acquisition of Secure Nursing Services (“SNS”). Consistent with the model, Charles stepped into the leadership position at SNS while allowing the founder to transition into retirement. The travel nursing industry experienced significant challenges in 2023 as hospitals pared back their reliance on contingent labor post-pandemic. SNS was not immune to these headwinds. While this pullback was expected and part of our initial underwriting thesis, the magnitude of the reduction in travel demand was not. Thankfully, SNS has a strong per-diem staffing business which saw meaningful growth in 2023 that partially offset the softness in travel demand. Throughout the year, in spite of these challenges, SNS invested in new people, systems, technology and processes to compete and win in the current environment. Importantly, we believe long-term demand for healthcare staffing will be strong and, combined with a projected persistent shortage of registered nurses over the next decade, we expect demand for travel and per diem nurses will remain robust. We look forward to watching Charles build a great business in 2024 and beyond.

Systems Products International (“SPI”)

In September 2023, after 12 months of searching, our fourth OIR, Drew Richard, led the acquisition of SPI Software. SPI is a vertical market software business serving the shared-ownership vacation property market. In prototypical fashion, Drew was able to build a relationship with the family of the founder and demonstrate to them that, under his leadership, Kingsway would be a great home for their business.

SPI is a great fit to our portfolio of businesses with contractual recurring revenue, low churn, strong margins, and low capital demands. It operates in a growing industry, and as we expected was immediately accretive upon consolidation into KSX. Drew is busy developing and executing a strategy to organically grow annual recurring revenue at SPI with several new customer ‘wins’ since our acquisition.

Digital Diagnostics Imaging (“DDI”)

Also late in 2023, after roughly 2 years of searching, our third OIR, Peter Dausman, led the acquisition of DDI. Consistent with the model, Peter has stepped into the leadership position at DDI while allowing the founder to transition into retirement. DDI is the industry standard-bearer for outsourced cardiac monitoring for long-term acute care and rehab hospitals. DDI has established itself as a trusted partner to its customers through its focus on a dependable, high-quality 24/7 service offering. This business has a high level of recurring revenue, with low customer churn and operates in a fast-growing and under-penetrated market. DDI has demonstrated an opportunity to grow at a very fast clip – with revenues growing in excess of 30% year over year in our first few months of ownership.  The company has carried that momentum into 2024. The team is focused on building the internal infrastructure and processes to scale alongside this high level of demand while ensuring continued excellent levels of quality and care. We look forward to watching Peter lead and grow the company.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Extended Warranty Segment

Our Extended Warranty segment had a challenging year. Tough macro conditions negatively impacted demand for our products and higher claims severities hurt our margins. Warranty Segment revenues decreased by 1.3% over the previous year, and adjusted EBITDA decreased by 21%. Operating Income, which excludes investment gains and losses, decreased by 22%.1

In the fourth quarter, claims severity began to moderate as the rate of inflation related to parts and labor began to recede compared to earlier quarters.  Our leaders have been able to reduce the impact of these headwinds through their tight focus on managing operating expenses along with higher yields from our investible “float”. The warranty businesses have recently implemented price increases to reflect the higher claims environment and expect those effects to begin rolling through their books this year.  All of the businesses have also been very active on the business development front with the shared objective of accelerating organic revenue growth. We have great leaders at our Warranty businesses and they are all taking steps to increase market share, drive revenue growth and improve profitability in 2024.

In addition to funding holding company expenses and helping finance acquisitions, the cashflow from our Extended Warranty segment was used to reduce Extended Warranty segment debt – incurred to finance our acquisition of PWI in 2020 – by $5.7 million.

IWS Acquisition Corporation (“IWS”)

IWS is a licensed motor vehicle service agreement (“VSA”) company and is a provider of after-market vehicle protection services distributed by credit unions to their members in 26 states and the District of Columbia. New and used automobile loans comprise approximately one-third of credit union loan volume, and we saw those auto loan volumes decline significantly in 2023 due to tighter lending standards. Despite lower loan volumes at their partners, the company was able to mitigate the softness with increased penetration of their products. The company also added several new credit union partners during the year that will drive incremental growth going forward. IWS was also negatively impacted by increasing claims severity throughout 2023 – particularly Q2 and Q3. We have seen that inflation moderate and the company also implemented pricing adjustments to reflect the higher claims environment. Under Eric Wikander’s leadership, IWS’ focus remains on adding new distribution partners with continued penetration of the credit union channel.

1 Amounts exclude the results of PWSC, which we sold in July 2022.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Trinity Warranty Solutions LLC (“Trinity”)

Trinity sells warranty products and provides maintenance support to consumers and businesses in the HVAC, standby generator, commercial LED lighting and refrigeration industries. Trinity distributes its warranty products through original equipment manufacturers, HVAC distributors and commercial and residential contractors. Trinity distributes its maintenance support directly through corporate owners of retail spaces throughout the United States. The company’s maintenance support business revenues were impacted by smaller average job sizes and generally mild weather conditions, which resulted in fewer service calls. Warranty equipment sales were negatively impacted by softer demand and long lead times on equipment availability and installations (with some equipment lead times approaching a year). Peter Dikeos and the Trinity team did a nice job adding new distribution partners during the year and tightly managed operating expenses to offset the revenue headwinds. We expect positive momentum in 2024.

PWI Holdings Inc. (“PWI”) and Geminus Holding Company Inc. (“Geminus”)

PWI markets, sells and administers vehicle service agreements in all fifty states, primarily through a network of independent and franchised automobile dealership partners.

Geminus primarily sells vehicle service agreements to used car buyers across the United States, under its brands Penn and Prime, and distributes these products in 32 and 40 states, respectively, via independent used car dealerships and franchised car dealerships.

Both companies go to market with their unique products, brands, and distribution channels, but operate under the shared leadership of Brian Cosgrove. PWI and Geminus were negatively impacted by tighter credit and higher borrowing costs for car buyers, combined with higher claim severities throughout the year. By streamlining operations of the two companies, Brian and his team were able to significantly reduce overhead and operating expenses to mitigate the impacts from revenue and claim costs. Brian is focused on growing the companies’ geographic footprints, partnering with new dealers, and maximizing opportunities within their existing dealer bases.

II.	BUSINESS PHILOSOPHY AND PRINCIPLES

As I have highlighted in past letters, our organizational priorities are supported by our fundamental philosophies regarding capital allocation, operational excellence and people. I include a summary of these philosophies and key principles which guide us. Our valued shareholders may wish to think of this as their “owners’ manual.”

1.	The power of Decentralization

Our decentralized structure allows our businesses to preserve their entrepreneurial independence and enjoy autonomy in crafting strategies that allow them to compete and win in their markets. We want our decision-makers close to their customers.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

2.	Execution

While our business leaders have a high level of autonomy, we expect transparency and accountability. We create and maintain a cadence of accountability with our businesses for execution and results. We structure incentives to ensure our leaders “behave like owners” and are compensated based on achieving and exceeding prescribed ROIC hurdles.

The Kingsway Business System and KSX Advisory Board provide our leaders with tools and coaching on leadership, talent development, strategy, execution and capital allocation. We encourage our leaders to cut non-strategic costs to the bone and redeploy these dollars to strategic investments that will grow earnings and cash flow and enhance their competitive position. They expect to return any excess cashflow to the holding company as part of our capital allocation process.

3.	Acquisitions

We aim to execute two to three new acquisitions per year in the KSX segment and we have created a robust structure and platform to scale this program further. We currently have four OIR’s actively searching for compelling investment targets in attractive industries. We are confident that KSX is a great engine to identify and execute acquisitions of growing, profitable, asset-light businesses at reasonable valuations. Our pipeline of opportunities is encouraging, and we remain committed to a disciplined approach to evaluating acquisitions. We apply exacting criteria to the companies we buy. We want to own companies with predictable and enduringly high returns on capital with strong secular growth tailwinds.

4.	Leverage

We made significant strides to deleverage in 2023. As we look ahead at an environment of persistently high interest rates and potential choppy water, we believe financial flexibility and corporate resiliency will be important in 2024 and beyond. Due to their ”capital light” nature, our operating subsidiaries see their profits in cash. We will continue to use that cashflow to pay down our acquisition debt while also funding new acquisitions. We will use prudent levels of debt to help fund new acquisitions.

5.	Buybacks

In 2023, we announced a share buyback plan authorizing the company to repurchase up to $10 million of our common shares. We recently extended this plan through 2025. We believe it is good practice to have a plan in place to execute accretive repurchases of stock if our public share price becomes temporarily dislocated from our view of intrinsic value per share. During the year, the market provided us this opportunity on a few occasions. As a result, we were able to repurchase 430,000 shares of our common stock and 1.09 million warrants during the year.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

6.	Taxes

At year-end we retained roughly $623 million of net operating loss carryforwards (“NOLs”). We carry a 100% valuation allowance against these deferred tax assets and, as such, they don’t appear on our balance sheet. That said, we view them to have enormous potential value. These NOLs can be available to reduce income taxes that might otherwise be incurred on future taxable income – including any capital gains. With no ‘leakage’ for federal taxes we will be able to compound our capital at higher rates than if we were a taxpayer for many years to come. We will work tirelessly to utilize our tax assets.

7.	Long-Term View

We have a long-term perspective. We use a 20-year time horizon to guide our decision-making in much the same way that a sole proprietor would. We use a long-term approach to investments and acquisitions, as well as incentive structures. We believe in the power of compounding and this long-term view will allow us to make smarter and better decisions that will drive higher returns for our shareholders. We like to say that for a business that continues to exceed our return on capital targets, our ideal holding period is “forever”.

8.	Compounding Value

Our job is to compound intrinsic value per share. We are not focused on size – generating more revenues or having more employees. We are focused on growing the value of the things we own (as measured by earnings and cash flow). We regard our equity capital as ‘precious’ – not to be wasted or treated carelessly.

9.	Alignment

We are aligned with our shareholders. As of this writing, the Board and management own approximately 55% of our current shares outstanding. We eat large helpings of what we cook.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

CONCLUSION

We believe we have a concrete plan in place to grow the value of our Company over the long term. We finished 2023 in a much better position than we started, and we enter 2024 with confidence in our future. We look forward to continuing to demonstrate our progress to you our valued shareholder!

We plan to host our Annual General Meeting of Shareholders along with an Investor Day at the New York Stock Exchange on Monday May 20, 2024. The AGM will begin at 9:30am Eastern and the Investor Day presentation will follow immediately thereafter. We are excited that Will Thorndike has agreed to join us for a ‘Fireside Chat’ to share his thoughts on, among other things, capital allocation, the power of long holding periods, and his experience as an original and long-time investor in the Search Fund ecosystem. We hope to see you there!

Respectfully, John T. Fitzgerald Shareholder, Director, President and CEO

This Annual Letter to Shareholders of Kingsway Financial Services Inc. (“Kingsway”) should be read in conjunction with Kingsway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission on March 5,2024.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Forward-Looking Statements

This shareholder letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words and expressions does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in Kingsway’s 2023 Annual Report on Form 10-K. Except as expressly required by applicable securities law, Kingsway disclaims any intention or obligation to update or revise any forward- looking statements whether as a result of new information, future events or otherwise.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

APPENDIX I TO

ANNUAL LETTER TO SHAREHOLDERS OF KINGSWAY FINANCIAL SERVICES INC.

The Company believes that non-GAAP adjusted EBITDA, when presented in conjunction with comparable GAAP measures, provides useful information about the Company’s operating results and enhances the overall ability to assess the Company’s financial performance. The Company uses non-GAAP adjusted EBITDA, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted EBITDA allows investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. The Company believes that non-GAAP adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provides useful information about the Company’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by the factors listed below, the Company believes that non-GAAP adjusted EBITDA can provides useful additional basis for comparing the current performance of the underlying operations being evaluated.

Refer to the Company’s prior Annual Letters to Shareholders for a detailed explanation of reconciling items.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Kingsway Financial Services Inc.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	12/31/2023	12/31/2023	9/30/2023	6/30/2023	3/31/2023
GAAP Net Income (Loss)	$24,012	$(1,485)	$(675)	$(1,667)	$27,839

Non-GAAP Adjustments:
Discontinued operations	1,538	1,877	(122)	(110)	(107)
Gain on extinguishment of debt (1)	(31,616)	-	-	-	(31,616)
Gain on sale of PWSC (2)	(342)	-	(342)	-	-
Changes in fair value; realized gains/losses (3)	(689)	217	174	(1,225)	145
Employee related expenses (4)	1,985	755	479	368	383
Other items (5)	3,639	1,081	334	1,633	591
Depreciation, amortization, tax and interest expense	10,571	177	2,450	2,780	5,164
Total Non-GAAP Adjustments	(14,914)	4,107	2,973	3,446	(25,440)

Non-GAAP Adjusted EBITDA	$9,098	$2,622	$2,298	$1,779	$2,399

	Twelve Months Ended	For the Three Months Ended
	12/31/2022	12/31/2022	9/30/2022	6/30/2022	3/31/2022
GAAP Net Income (Loss)	$15,065	$(17,339)	$37,273	$(2,365)	$(2,504)

Non-GAAP Adjustments:
Discontinued operations	15,067	15,678	1,670	(786)	(1,495)
Gain on sale of PWSC (2)	(26,447)	-	(26,447)	-	-
Changes in fair value; realized gains/losses (3)	(9,686)	(1,249)	(12,951)	2,479	2,035
Employee related expenses (4)	2,653	670	321	507	1,155
Other items (5)	1,172	1,532	184	86	(630)
Depreciation, amortization, tax and interest expense	13,305	4,053	3,573	3,218	2,461
Total Non-GAAP Adjustments	(3,936)	20,684	(33,650)	5,504	3,526

Non-GAAP Adjusted EBITDA (6)	$11,129	$3,345	$3,623	$3,139	$1,022

Other reductions (7)	$944	$-	$-	$-	$944

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

(1)

Gain on extinguishment of debt consists of a $31.6 million gain related to the repurchase of TruPs debt having a principal amount of $75.5 million and results from removing the fair value of the debt ($56.1 million), deferred interest payable ($23.0 million) and accumulated other comprehensive income ($27.2 million) liabilities; the trust preferred debt repurchase options ($17.7 million) and accrued income receivable ($0.6 million) assets. See Note 12 "Debt," to the Annual Report, for further discussion.

(2)

Gain on sale of PWSC, net of transaction expenses that are included in consolidated operating expenses, as well as income taxes associated with the sale. The Company estimates that had the gain not occurred, the Company would have recorded a tax benefit; therefore taxes of $6.1 million are included in this line item for the three months ended 9/30/22.

(3)

Includes realized and unrealized gains and losses on non-core investments; change in the fair value of subordinated debt (net of the portion of the change attributable to instrument-specific credit risk); unrealized gain on the change in fair value of the trust preferred security options; and change in the fair value of the Ravix earn-out (changes in fair value recorded as other income or expense).

(4)

Employee related expenses includes charges relating to severance and consulting agreements pertaining to former key employees; non-cash expense arising from the grant and modification of stock-based awards to employees; and costs associated with employees assisting during a transition period and are not expected to be replaced once transition period has ended (approximately one year from acquisition date).

(5)

Other items include: legal expenses associated with the Company’s defense against significant litigation matters; acquisition-related expenses; expense relating to the settlement of all remaining Amigo claims; and other non-recurring items.

(6)	Includes the results of PWSC through the date of sale (end of July 2022).

(7)

The three months ended 3/31/2022 include a non-cash net charge of $0.9 million relating to change in estimate in accounting for IWS deferred revenue and deferred contract costs associated with vehicle service contract administration fees.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Kingsway Financial Services Inc.

Reconciliation of Extended Warranty Segment Operating Income to

Non-GAAP Adjusted EBITDA and Pro Forma Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	12/31/2023	12/31/2023	9/30/2023	6/30/2023	3/31/2023
GAAP Operating Income for Extended Warranty segment	$6,983	$2,381	$1,778	$1,392	$1,432

Non-GAAP Adjustments:
Investment income (1)	1,061	301	273	256	231
Gain (loss) on sale of investments (2)	137	13	14	12	98
Depreciation	245	62	57	62	64
Total Non-GAAP Adjustments	1,443	376	344	330	393

Non-GAAP adjusted EBITDA for Extended Warranty segment	$8,426	$2,757	$2,122	$1,722	$1,825

	Twelve Months Ended	For the Three Months Ended
	12/31/2022	12/31/2022	9/30/2022	6/30/2022	3/31/2022
GAAP Operating Income for Extended Warranty segment	$9,879	$2,759	$2,461	$2,936	$1,723

Non-GAAP Adjustments:
Investment income (1)	510	193	145	96	76
Gain (loss) on sale of investments (2)	918	(23)	961	(16)	(4)
Depreciation	292	61	70	87	74
Total Non-GAAP Adjustments	1,720	231	1,176	167	146

Non-GAAP adjusted EBITDA for Extended Warranty segment	$11,599	$2,990	$3,637	$3,103	$1,869
PWSC operating income (3)	(888)	-	147	(737)	(298)
PWSC depreciation (3)	(44)	-	(8)	(25)	(11)
Pro forma Non-GAAP adjusted EBITDA for Extended Warranty segment	$10,667	$2,990	$3,776	$2,341	$1,560

Other reductions (4)	$944	$-	$-	$-	$944

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

(1)	Investment income arising as part of Extended Warranty segment’s minimum holding requirements.

(2)	Realized Gains (losses) resulting from investments either held in trust as part of Extended Warranty segment’s minimum holding requirements or from the deployment of excess cash.

(3)	Amounts relating to the sale of PWSC (end of July 2022) in order to remove PWSC from all periods presented.

(4)

The three months ended 3/31/2022 include a non-cash net charge of $0.9 million relating to change in estimate in accounting for IWS deferred revenue and deferred contract costs associated with vehicle service contract administration fees.

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Annual Letter to Shareholders of Kingsway Financial Services Inc.

Kingsway Financial Services Inc.

Reconciliation of KSX Segment Operating Income to Non-GAAP Adjusted EBITDA

(in thousands)

(UNAUDITED)

	Twelve Months Ended	For the Three Months Ended
	12/31/2023	12/31/2023	9/30/2023	6/30/2023	3/31/2023
GAAP Operating Income for KSX segment	$5,252	$1,056	$1,003	$1,616	$1,577

Non-GAAP Adjustments:
Employee costs (1)	380	128	87	78	87
Depreciation	24	24	-	-	-
Total Non-GAAP Adjustments	404	152	87	78	87

Non-GAAP adjusted EBITDA for KSX segment	$5,656	$1,208	$1,090	$1,694	$1,664

	Twelve Months Ended	For the Three Months Ended
	12/31/2022	12/31/2022	9/30/2022	6/30/2022	3/31/2022
GAAP Operating Income for KSX segment	$3,548	$1,126	$723	$893	$806

Non-GAAP Adjustments:
Employee costs (1)	235	70	55	55	55
Total Non-GAAP Adjustments	235	70	55	55	55

Non-GAAP adjusted EBITDA for KSX segment	$3,783	$1,196	$778	$948	$861

(1)	Costs associated with employees assisting during a transition period and are not expected to be replaced once transition period has ended (approximately one year from acquisition date).

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